As filed with the Securities and Exchange Commission on January 27, 2012

Registration No. 333-117086

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tekelec

(Exact name of registrant as specified in its charter)

California	95-2746131
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

Taqua, Inc. 2002 Stock Incentive Plan

Taqua Systems, Inc. 1998 Stock Option Plan

Tekelec Nonstatutory Stock Option Agreements

(Full title of the plan)

Stuart H. Kupinsky

Senior Vice President, Corporate Affairs and General Counsel

5200 Paramount Parkway,

Morrisville, North Carolina 27560

(919) 460-5500

(Name, address and telephone number of agent for service)

Copies to:

Katherine F. Ashton, Esq.

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, California 90401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statement on Form S-8 (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim): Registration Statement 333-117086 registering (i) 488,874 shares of common stock, without par value per share (the “Company common stock”), of Tekelec, a California corporation (the “Company”) for the Taqua, Inc. 2002 Stock Incentive Plan, (ii) 2,582 shares of the Company common stock for the Taqua Systems, Inc. 1998 Stock Option Plan and (iii) 515,000 shares of the Company common stock for the Tekelec Nonstatutory Stock Option Agreements (the “Registration Statement”).

On January 27, 2012, pursuant to the Agreement and Plan of Merger, dated as of November 6, 2011 (the “Merger Agreement”), by and among the Company, Titan Private Holdings I, LLC, a Delaware limited liability company (“Parent”), and Titan Private Acquisition Corp., a California corporation (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, the Company became an indirect wholly-owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company common stock, without par value, other than shares held by the Company or by Parent or any of its subsidiaries, or by shareholders who properly exercise their dissenting shareholder rights under California law for such shares, was converted into the right to receive $11.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on January 27, 2012.

Tekelec

By:	/s/ Ronald J. de Lange
Ronald J. de Lange
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ronald J. de Lange Ronald J. de Lange	President and Chief Executive Officer (Principal Executive Officer) and Director	January 27, 2012

/s/ Gregory S. Rush Gregory S. Rush	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2012

/s/ Frank Baker Frank Baker	Director	January 27, 2012

/s/ Peter Berger Peter Berger	Director	January 27, 2012

/s/ Merle Gilmore Merle Gilmore	Director	January 27, 2012

/s/ Jeffrey Hendren Jeffrey Hendren	Director	January 27, 2012

/s/ Richard Mace Richard Mace	Director	January 27, 2012

/s/ Roderick Randall Roderick Randall	Director	January 27, 2012